Exhibit 4.1

For Execution

WOODWARD EXECUTIVE BENEFIT PLAN

(Amended and Restated June 1, 2018)

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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WOODWARD EXECUTIVE BENEFIT PLAN

I     PURPOSE AND EFFECTIVE DATE.

1.1.	Purpose. The Woodward Executive Benefit Plan has been established by Woodward, Inc. to attract and retain certain key members by:

(a)	providing a tax-deferred capital accumulation vehicle to supplement such members’ individual retirement contributions, thereby encouraging savings for retirement, and

(b)

supplementing certain members’ retirement income available under the Woodward Retirement Savings Plan (the “RSP”), which is otherwise limited pursuant to the rules and regulations of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2.

Effective Date. The Plan was originally effective January 1, 2001 and was subsequently amended and restated effective January 1, 2007, January 1, 2009 and September 18, 2013. The Plan is hereby amended and restated generally effective as of June 1, 2018, except as otherwise stated herein. The Plan shall remain in effect until terminated in accordance with Article X.

1.3.

History. The Woodward Governor Company Amended and Restated Unfunded Deferred Compensation Plan No. 1 (the “DC Plan No. 1”) and the Woodward Governor Company Unfunded Deferred Compensation Plan No. 2 (the “DC Plan No. 2) were merged with and into this Plan effective January 1, 2001. The Plan is intended to be an amendment, restatement and continuation of such plans for periods following the merger date. As of January 26, 2011, the Company changed its name to “Woodward, Inc.” In connection with the change of the Company’s name, on and after January 26, 2011, this Plan shall be known as the “Woodward Executive Benefit Plan.”

1.4.

Code Section 409A. This Plan is intended to be a nonqualified deferred compensation plan within the meaning of Section 409A of the Code. The provisions of this Plan shall be interpreted, construed and administered in a manner necessary to comply with the requirements of Code Section 409A and applicable regulations and other guidance issued thereunder.

II     DEFINITIONS.

When used in the Plan and initially capitalized, the following words and phrases shall have the meanings indicated:

2.1.	“Account” means the recordkeeping account established for each Participant in the Plan for purposes of accounting for the amount of the Participant’s:

(a)	Deferral Contribution Amounts deferred and credited in accordance with Article IV each year, if any,

(b)	Supplemental Benefit Amounts determined and credited in accordance with Article V each year, if any, and

(c)	account balance, if any, under the prior DC Plan No. 1 and/or prior DC Plan No. 2 on the day immediately preceding the original effective date of this Plan,

all adjusted periodically to reflect the hypothetical investment return on such amounts in accordance with Article VI and distributions in accordance with Article VII.

2.2.

“Administrator” means the Compensation Committee of the Board or such other individual or committee appointed and delegated by the Board to administer the Plan in accordance with Article IX. To the extent so delegated, the term “Administrator” hereunder shall be deemed to refer to such individual or committee. The Compensation Committee shall take such actions it deems necessary or desirable to ensure that such individual or committee has sufficient and appropriate authority for carrying out the intent and purpose of the Plan.

2.3.

“Affiliate” means any corporation, partnership, joint venture, trust, association or other business enterprise which is a member of the same controlled group of corporations, trades or businesses as the Company within the meaning of Code Section 414(b) or (c); provided, however, that for purposes only of the term “Affiliate” when used in the definition of “Separation from Service” below, in applying Code Section 1563(a)(1), (2), and (3) in determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Reg. § 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Reg. § 1.414(c)-2.

2.4.	“Base Salary” means a Participant’s base salary in effect for a given Plan Year as reflected in the personnel records of the Company.

2.5.

“Beneficiary” means the person or entity designated by the Participant to receive the Participant’s Plan benefits in the event of the Participant’s death. If the Participant does not designate a Beneficiary, or if the Participant’s designated Beneficiary predeceases the Participant, the Participant’s estate shall be the Beneficiary under the Plan.

2.6.	“Board” means the Board of Directors of the Company.

2.7.

“Bonus” means for a given Plan Year any incentive compensation awarded and payable to a Participant in the Plan Year for performance over one or more fiscal-year performance periods under the Woodward Management Incentive Plan, the Woodward Long Term Incentive Plan, and/or any other bonus or incentive compensation plan designated by the Administrator from time to time for inclusion within this definition for deferral purposes.

2.8.	“Change in Control” shall be deemed to have occurred if:

(a)

any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) (excluding for this purpose the Company or any subsidiary of the Company, or any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of such plan which acquires beneficial ownership of voting securities of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control shall be deemed to have occurred:

(i)

as the result of an acquisition of securities of the Company by the Company which, by reducing the number of voting securities outstanding, increases the direct or indirect beneficial ownership interest of any person to fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding securities, but any subsequent increase in the direct or indirect beneficial ownership interest of such a person in the Company shall be deemed a Change in Control; or

(ii)	as a result of the acquisition directly from the Company of securities of the Company representing less than fifty percent (50%) of the voting power of the Company; or

(iii)

if the Board determines in good faith that a person who has become the beneficial owner directly or indirectly of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding securities has inadvertently reached that level of ownership interest, and if such person divests as promptly as practicable a sufficient amount of securities of the Company so that the person no longer has a direct or indirect beneficial ownership interest in fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding securities; or

(b)

during any period of two (2) consecutive years (not including any period prior to the original effective date (as set forth in Section 1.2 above) of the Plan), individuals who at the beginning of such two-year period constitute the Board and any new director or directors (except for any director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a) above or paragraph (c) below) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board (such individuals and any such new directors being referred to as the “Incumbent Board”); or

(c)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(d)	consummation of:

(i)	an agreement for the sale or disposition of the Company or all or substantially all of the Company’s assets,

(ii)	a plan of merger or consolidation of the Company with any other corporation, or

(iii)

a similar transaction or series of transactions involving the Company (any transaction described in subparagraphs (i) and (ii) of this paragraph (d) being referred to as a “Business Combination”), in each case unless after such a Business Combination:

(a)

the shareholders of the Company immediately prior to the Business Combination continue to own, directly or indirectly, more than fifty-one percent (51%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the new (or continued) entity (including, but not by way of limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s former assets either directly or through one or more subsidiaries) immediately after such Business Combination, in substantially the same proportion as their ownership in the Company immediately prior to such Business Combination, and

(b)

at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

2.9.	“Code” means the Internal Revenue Code of 1986, as amended.

2.10.	“Company” means Woodward, Inc. and any successor thereto.

2.11.

“Deferral Contribution Amounts” means the amounts of Base Salary, Director Compensation and/or Bonus (as applicable) deferred by a Participant, if any, and credited to his or her Account in accordance with Article IV but such amounts specifically and expressly do not include any Prior Account Balance of such Participant.

2.12.

“Deferral Election” means the election made in writing (or any other format approved by the Administrator) by an Eligible Member to defer such Eligible Member’s Base Salary, Director Compensation and/or Bonus (as applicable) otherwise payable for any given Plan Year in accordance with Article IV.

2.13.

“Director Compensation” means any and all (i) retainer or committee fees, (ii) attendance fees, (iii) chairman or lead director fees, and (iv) other cash compensation directly pertaining to the provision of services on the Board or a committee thereof, and in each case prior to any reduction therein, payable in cash to a Participant who is a non-employee director of the Board for services as a member of the Board.

2.14.

“Disability” means that the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving disability benefits under the Company’s long-term disability plan for a period of not less than three months. If a Participant does not participate in such a long term disability plan, then Disability shall mean that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined in the sole discretion of the Administrator.

2.15.

“Distribution Election” means the election made by a Participant in writing (or any other format approved by the Administrator) for a Plan Year regarding the timing and form of payment of his or her Deferral Contribution Amounts under Article IV or Supplemental Benefit Amounts under Article V with respect to such Plan Year or, where applicable, made under prior DC Plan No. 1 or prior DC Plan No. 2 in respect of the timing and form of payment of his or her Prior Account Balance.

2.16.	“Early Retirement Date” means the date on which any Participant incurs a Separation from Service on or after he has attained age 55 but before he has attained age 65.

2.17.

“Election Period” means the period(s) specified by the Administrator during which a Deferral Election may be made with respect to a Participant’s Base Salary, Director Compensation and/or Bonus (as applicable) otherwise payable for a Plan Year, or a Distribution Election may be made with respect to payment of Deferred Compensation Amounts or Supplemental Benefit Amounts credited for such Plan Year.

2.18.

“Eligible Member” means a member of the Company or an Affiliate or a non-employee member of the Board who has been selected by the Administrator to participate in the Plan in accordance with Article III.

2.19.	“Exchange Act” means the Securities and Exchange Act of 1934.

2.20.

“FICA” means the employment tax imposed on a member’s income under the Federal Insurance Contributions Act (Chapter 21 of the Code) which is comprised of Old-Age, Survivors and Disability Insurance and Hospital Insurance.

2.21.

“Investment Fund or Funds” means the investment funds designated by the Administrator as the basis for determining the hypothetical investment return to be credited in accordance with Article VI to Participants’ Accounts. As of the effective date of this amendment and restatement of the Plan, the Investment Funds shall mirror the investment funds available under the RSP, including the investment in Woodward, Inc. Common Stock under the Company Stock Component under the RSP. The Administrator, in its sole discretion, may change the Investment Funds at such times as it deems appropriate. Any Investment Fund alternatives that are different than those offered under the RSP shall be described in an Appendix to the Plan.

2.22.	“Normal Retirement Date” means the date on which any Plan Participant incurs a Separation from Service on or after he has attained age 65.

2.23.	“Participant” means an Eligible Member who has:

(a)	been notified by the Administrator of his eligibility to participate in the Plan, and

(b)	either:

(i)	completed and submitted a Deferral Election in accordance with Section 4.2, or

(ii)	had credited to his Account, by the Company, Supplemental Benefit Amounts in accordance with Article V, or

(iii)	had an account balance under the prior DC Plan No. 1 and/or the prior DC Plan No. 2 on the day immediately preceding the original effective date of this Plan.

2.24.	“Plan” means the Woodward Executive Benefit Plan, as amended from time to time.

2.25.	“Plan Year” means the 12 consecutive month period beginning each January 1.

2.26.

“Prior Account Balance” means an Eligible Member’s account balance(s), if any, under the prior DC Plan No. 1 and/or prior DC Plan No. 2 which were transferred to this Plan by the Company and credited to his Account pursuant to Section 3.1.

2.27.	“Retirement” means Separation from Service by a Participant on his Early Retirement Date or Normal Retirement Date.

2.28.

“Separation from Service” means, in respect of a Participant, any termination of employment with the Company and all its Affiliates, or in the case of a non-employee director, any termination of service on the Board, due to Retirement, death, or other reason; provided, however, that for Participants who are employees of the Company or any of its Affiliates, no Separation from Service for reasons other than death shall be deemed to occur for purposes of the Plan while the Participant is on military leave, sick leave, or other bona fide leave of absence that does not exceed six months or, if longer, the period during which the Participant’s right to reemployment with the Company or its Affiliates is provided either under applicable statute or by contract; and provided further that, if the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, a Separation from Service will be deemed to have occurred on the first day following such six-month period. Whether or when a Separation from Service has occurred for purposes of the Plan shall be determined based on the meaning of “separation from service” under Code Section 409A and the regulations promulgated thereunder and, accordingly, shall be based on whether the facts and circumstances indicate that the Company and its Affiliates and the Participant reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee, an independent contractor or a non-employee director) will permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee, an independent contractor or a non-employee director) over the immediately preceding 36-month period (or the full period of services to the Company and its Affiliates if the Participant has been providing services to the Company and its Affiliates less than 36 months). A Participant shall be presumed for this purpose to have a Separation from Service where the level of bona fide services decreases to a level equal to 20% or less of such average level of services.

2.29.

“Specified Employee” means a Participant who is a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) of the Company or an Affiliate. For purposes of this definition, a Participant is a key employee if the Participant meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the 12-month period ending on any December 31st. If a Participant is a key employee as of any December 31st, that Participant is treated as a Specified Employee for the 12-month period beginning on the April 1st following the relevant December 31st. Notwithstanding the foregoing, a Participant who otherwise would be a Specified Employee under the preceding sentence shall not be a Specified Employee for purposes of the Plan unless, as of the date of the Participant’s Separation from Service, stock of such Company or an Affiliate thereof is publicly traded on an established securities market or otherwise.

2.30.	“Supplemental Benefit Amount” means the amount computed on behalf of the Participant, if any, and credited to his or her Account in accordance with Article V.

2.31.

“Valuation Date” means a date on which the Investment Funds are valued and the Participant’s Account is adjusted for any resulting gains or losses. The Valuation Date shall be each day the New York Stock Exchange is open for business, or such other date(s) occurring at least once every calendar year as the Administrator shall determine; provided, however, that for purposes of Articles VII and VIII and Section 11.4 only, Valuation Date shall mean the 15th day of each calendar month or, if it is not a day the New York Stock Exchange is open for business, the next succeeding day the New York Stock Exchange is open for business.

III    PARTICIPATION.

3.1.

Participation. The Administrator shall select those members eligible to participate in the Plan. In selecting Eligible Members, the Administrator shall take into consideration such factors as it deems relevant in connection with accomplishing the purposes of the Plan. An Eligible Member shall become a Participant in the Plan when (A) he is notified in writing by the Administrator (or in any other format approved by the Administrator) that he is eligible to participate in the Plan, and (B) he has either (1) completed and submitted a Deferral Election to the Administrator in accordance with Article IV, or (2) had credited to his Account, by the Company, Supplemental Benefit Amounts in accordance with Article V, or (3) had credited to his Account, by the Company, his account balance, if any, under the prior DC Plan No. 1 and/or the prior DC Plan No. 2 on the day immediately preceding the original effective date of this Plan.

3.2.

ERISA Exemption. It is the intent of the Company that the Plan be exempt from Parts 2, 3 and 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as an unfunded plan that is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management of highly compensated employees and non-employee directors serving on the Board (the “ERISA Exemption”). Notwithstanding anything to the contrary in Section 3.1 or in any other provision of the Plan, the Administrator may in its sole discretion exclude any one or more members from eligibility to participate or from participation in the Plan, may exclude any Participant from continued participation in the Plan, and may take any further action it considers necessary or appropriate if the Administrator reasonably determines in good faith that such exclusion or further action is necessary in order for the Plan to qualify for, or to continue to qualify for, the ERISA Exemption.

IV     DEFERRAL CONTRIBUTION AMOUNTS.

4.1.	Permissible Deferrals under the Plan. An Eligible Member may, by filing a Deferral Election in accordance with Section 4.2 below, elect to defer (as applicable):

(a)	Deferral of Base Salary: up to 50% of his or her Base Salary for a Plan Year, in increments of 1%;

(b)

Deferral of Specified Bonus(es): up to 100% of his or her specified Bonus for a Plan Year, in increments of 5%, or, in the alternative, a specific dollar amount of $1,000 or more (with separate Deferral Elections being made available for each type of Bonus, as applicable); and

(c)	Deferral of Director Compensation: up to 100% of his or her Director Compensation for a Plan Year, in increments of 1%.

4.2.

Deferral Elections. A Participant’s Deferral Election shall be in writing (or in any other form approved by the Administrator), and shall be filed with the Administrator at such time and in such manner as the Administrator shall provide, subject to the following:

(a)

A Deferral Election pertaining to Base Salary or Director Compensation shall be made during the Election Period established by the Administrator which shall end no later than December 31 preceding the first day of the Plan Year in which the services in respect of which such Base Salary or Director Compensation would otherwise be payable are performed. A Deferral Election pertaining to a Bonus for a Plan Year shall be made during the Election Period established by the Administrator which shall end no later than the last day of the Company’s fiscal year next preceding the fiscal year which contains the first day of the performance period (which shall consist of one or more consecutive fiscal years of the Company) to which such Bonus relates and after the end of which such Bonus, absent the Deferral Election, would be paid. Notwithstanding the foregoing, with respect to any portion of a Bonus which constitutes “performance-based compensation,” as defined under Code Section 409A, such Deferral Election shall be made within the Election Period prescribed by the Administrator which shall end no later than the date that is six months before the end of the applicable fiscal year performance period(s) with respect to which the Bonus is payable but in no event after the Bonus amount has become readily ascertainable; provided, however, that any such Deferral Election may only be made during an Election Period established under this sentence if the Participant has performed services continuously from the later of the beginning of such performance period(s) or the date the performance criteria is established through the date the Deferral Election is made.

(b)	At the discretion of the Administrator, a Deferral Election may be made by

(i)	newly-hired or newly-elected (as applicable) Eligible Members for the Plan Year in which they commence employment or service on the Board, or

(ii)

a member who otherwise becomes an Eligible Member after the beginning of a Plan Year for the Plan Year in which he or she first becomes an Eligible Member (as determined consistent with Code Section 409A and the regulations thereunder).

Notwithstanding the preceding sentence or Section 4.2(a), such Deferral Elections must be made within thirty (30) days of the Eligible Member’s date of hire or date of election (as applicable), or the date the member becomes an Eligible Member, whichever applies. However, such Deferral Elections shall be prospective and shall apply only to Base Salary or Director Compensation that would otherwise be paid to the Eligible Member with respect to services performed after the Deferral Election is made and only to a portion of a Bonus (if applicable) for the applicable performance period(s) that shall not exceed the total Bonus amount prorated for the number of days remaining in the relevant performance period(s) after the Deferral Election is made relative to the total number of days in the performance period(s).

(c)	Once made, Deferral Elections for Base Salary, Director Compensation or Bonus (as applicable) shall remain in effect only for the Plan Year for which each such election is made.

Notwithstanding any provision herein to the contrary, Deferral Elections with respect to a given Plan Year shall be irrevocable on the date filed with the Administrator, except if the Administrator, in its sole discretion, determines that the Participant has suffered an unforeseeable emergency as provided in Section 7.4 or, before the end of the Election Period in which the Deferral Election was made, revokes the election because a bona fide administrative mistake was made. If a Deferral Election is cancelled in accordance with Section 7.4, the Participant may not make a new Deferral Election until the Election Period established by the Administrator in accordance with Section 4.2(a) for making deferrals for the Plan Year commencing at least 12 months after the unforeseeable emergency.

(d)

At the time a Deferral Election is made with respect to Base Salary, Director Compensation or Bonus (as applicable) for a Plan Year, the Participant shall also make a Distribution Election with respect to such Plan Year deferrals in accordance with Article VII.

4.3.	Crediting of Deferral Elections. The amount of Base Salary, Director Compensation or Bonus (as applicable) that a Participant elects to defer under the

Plan shall be credited by the Company to the Participant’s Account as Deferral Contribution Amounts as of the date such Base Salary, Director Compensation or such Bonus would have been paid to the Participant absent the Deferral Election.

4.4.	Vesting. A Participant’s Deferral Contribution Amounts for each Plan Year shall be fully vested at the time credited to such Participant’s Account.

4.5.

Deferred Contribution Amounts Subject to FICA at Time of Deferral. Except with respect to deferrals of Director Compensation, a Participant’s Deferred Contribution Amounts are subject to FICA at the time the amounts are contributed to the Plan for deferral. The gross amount of the Participant’s Base Salary deferral and Bonus deferral will be contributed to the Participant’s Account and the corresponding FICA tax due will be deducted from that portion of the Participant’s Base Salary or Bonus not deferred, as the case may be. Notwithstanding the foregoing, if a Participant has elected to defer a percentage of his or her Bonus such that contribution of the gross amount of the Bonus deferred would leave insufficient funds to remit the applicable FICA tax to the government, then the applicable Bonus amount contributed to the Participant’s Account shall be made net of the smallest amount of FICA tax needed to satisfy such liability which cannot be covered from the portion of Bonus not deferred.

V     SUPPLEMENTAL BENEFIT AMOUNT.

5.1.

Computation of Supplemental Benefit Amount. An Eligible Member designated by the Administrator for participation under the Plan, other than an Eligible Member who is a non-employee director serving on the Board, shall be entitled to a Supplemental Benefit Amount for each Plan Year that he is an Eligible Member equal to:

(a)

the excess, if any, of the amount of contributions the Participant otherwise would have been entitled to have credited to a separate account for his benefit as Company Matching Contributions, Grandfathered Contributions and Company Stock Component Contributions under the RSP for a given year if such contribution amounts were calculated without regard to the following:

(i)	Code Section 415,

(ii)	Code Section 401(a)(17),

(iii)	Code Section 401(k)(3),

(iv)	Code Section 401(m)(2),

(v)	Code Section 402(g), and

(vi)	any Deferral Election made by the Participant for such given year under Article IV of this Plan, over

(b)	the actual amount of such contributions which the Participant is entitled to have credited to a separate account for his benefit for such given year under the RSP.

Notwithstanding the foregoing, if after the beginning of a Plan Year, a Participant changes his or her deferral/contribution elections under the RSP in a manner that would affect the amount of Supplemental Benefit Amount credits based on Company Matching Contributions under the RSP for such Plan Year, the Supplemental Benefit Amount credits to be credited for such Plan Year shall be appropriately reduced or increased, as the case may be, provided that the aggregate Supplemental Benefit Amount for such Plan Year based on Company Matching Contributions under the RSP does not exceed 100% of the matching contributions that would have been provided under the RSP for such Plan Year absent any plan-based restrictions that reflect limits on qualified plan contributions under the Code.

5.2.	Vesting. A Participant’s Supplemental Benefit Amounts calculated by the Company for each Plan Year shall be fully vested at the time credited to such Participant’s Account.

5.3.

Crediting of Supplemental Benefit Amount. The Supplemental Benefit Amounts computed in Section 5.1 above for each Plan Year shall be credited by the Company to the Participant’s Account as soon as reasonably practicable.

5.4.

Distribution Elections. During the Election Period pertaining to the deferral of Base Salary for each Plan Year, a Participant shall also make a Distribution Election in accordance with Article VII with respect to the distribution of any Supplemental Benefit Amount to be credited to his or her Account for such Plan Year.

VI     ACCOUNTS AND INVESTMENTS.

6.1.	Valuation of Accounts. The Administrator shall establish an Account for each Participant who:

(a)	has filed a Deferral Election to defer Base Salary, Director Compensation or Bonus (as applicable); or

(b)	has been credited with a Supplemental Benefit Amount; or

(c)	has a Prior Account Balance on the effective date of this Plan.

Such Account shall be credited with a Participant’s Deferral Contribution Amounts and Supplemental Benefit Amounts as set forth in Sections 4.3 and 5.3, respectively, and with the Participant’s Prior Account Balance, if any. As of each Valuation Date, the Participant’s Account shall be adjusted upward or downward to reflect:

(d)	the investment return to be credited as of such Valuation Date pursuant to Section 6.3 below; and

(e)	the amount of distributions, if any, to be debited as of that Valuation Date under Article VII.

Each Participant will receive a statement of his or her Account balance at least annually.

6.2.

Hypothetical Investment Funds. Each Participant generally may direct the manner in which his or her Account shall be deemed invested in and among the Investment Funds; provided, however, that each investment election made by a Participant who is not subject to the Woodward Officer/Director Stock Ownership Guidelines, as in effect from time to time (the “Guidelines”), shall, notwithstanding anything to the contrary in the Plan, be strictly subject to the consent of the Administrator which, in its sole discretion, may elect to honor the Participant’s request or have the Account deemed invested in another manner. Such deemed investment election shall be made in accordance with such procedures as the Administrator may establish and any such election shall be made in whole percentages. The investment authority shall remain at all times with the Administrator. The selection of Investment Funds by a Participant shall be for the sole purpose of determining the rate of return to be credited to his or her Account and shall not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media.

Notwithstanding any provision of the Plan to the contrary, a Participant who is subject to the Guidelines may revoke an Investment Fund election (including an election for the Investment Fund based on Woodward, Inc. Company Common Stock (“Company Common Stock”)) at any time in accordance with such procedures as the Administrator may establish; provided, however, that if a Participant who is not subject to the Guidelines is granted permission to make an investment election for the Investment Fund based on Company Common Stock, the Participant may only revoke such Investment Fund election with the prior approval of the Administrator. Any such revocation shall only be effective with respect to future deferrals and credits. Any portion of the Participant’s Account deemed invested in Company Common Stock shall continue to be deemed to be invested in Company Common Stock and may not be transferred to any other hypothetical Investment Fund. The applicable value of Company Common Stock as of any Valuation Date shall be equal to the closing price of such common stock on NASDAQ quoted by the Wall Street Journal for the applicable Valuation Date. No portion of any Participant’s Account attributable to Supplemental Benefit Amounts credited on or after June 1, 2018 may initially be deemed invested in Company Common Stock.

6.3.	Crediting of Investment Return. Each Participant’s Account shall be credited on each Valuation Date with his or her allocable share of investment gains or losses of each Investment Fund in which his or her Account is hypothetically invested. The Administrator shall adopt a protocol for allocating the deemed investment gains and losses similar to that used in the RSP. Notwithstanding any provision herein to the contrary, if a Participant elects to invest in the hypothetical Investment Fund for Company Common Stock, such Participant’s Account shall also be credited with any deemed dividends paid during the period beginning with the immediately preceding Valuation Date and ending with the current Valuation Date.

6.4.

Changing Investment Fund Options. Subject to the provisions of this Article VI, a Participant may, on a daily basis, make a new election with respect to the hypothetical Investments Funds in which his or her Account shall be deemed invested in the future. Any such election shall be made in the form specified by the Administrator.

6.5.

Investment Alternatives After Death. For periods after the Valuation Date coincident with or next following a Participant’s death and pursuant to procedures established by the Administrator, the Participant’s Account balance pertaining to Deferral Contribution Amounts, Supplemental Benefit Amounts, if any, and/or Prior Account Balance, if any, shall be reallocated and reinvested among the Investment Funds in accordance with the Beneficiary’s hypothetical investment direction.

VII    PAYMENT OF BENEFITS.

7.1.

Distribution at Specific Future Date. During the Election Period(s) specified by the Administrator for making a Deferral Election for a Plan Year, an Eligible Member may elect one or more future Valuation Dates (which must be one or more specific dates) as of which all or a portion of his or her Deferral Contribution Amounts to be deferred and any Supplemental Benefit Amounts to be credited for such Plan Year, and earnings thereon, shall be distributed. Participants who participated prior to January 1, 2001 in prior DC Plan No. 1 or prior DC Plan No. 2 also had the opportunity to make such an election(s) under such plans with respect to all or a portion of their Prior Account Balances and earnings thereon, which elections shall continue in effect under this Section 7.1 of the Plan. Any distribution as of a specific future date made to an Eligible Member pursuant to any such elections shall be paid in a single lump-sum payment or substantially equal annual, quarterly or monthly installments for a specified period up to but not exceeding 10 years, as provided in such election. Any such specific future date shall be a Valuation Date in a specific future year which is at least five Plan Years after the Plan Year for which the Deferral Contribution Amounts or Supplemental Benefit Amounts are credited to such Participant’s Account; provided, however, that only one distribution date per Plan Year may be elected under this Section 7.1. If the Participant elects a distribution to be made or commenced at one or more specific future dates and incurs a Separation from Service or a Disability prior to any such date, such election shall be without further effect and distribution shall commence pursuant to Section 7.2, 7.3 or 8.1, as applicable. The amount of each installment payment to be made under any installment payment election shall be equal to the quotient obtained by dividing the balance in the portion of the Eligible Member’s Account subject to the election as of the Valuation Date as of which the installment payment is to be made by the number of installment payments remaining to be made at the time of such calculation. A Distribution Election under this Section 7.1 may be changed to a Valuation Date (which must be a specific date) in a future Plan Year or changed to a different form of payment if the following requirements are satisfied: (i) the new Distribution Election must be made at least 12 months in advance of the originally scheduled distribution or distribution commencement date and may not take effect for at least 12 months after the date the new Distribution Election is made; (ii) the new Distribution Election must require a revised distribution or distribution commencement date of at least five Plan Years from the date such payment would otherwise have been made or commenced; and (iii) the new Distribution Election shall not accelerate the schedule of any payment, except as permitted under the regulations under Code Section 409A. Notwithstanding the foregoing, any amounts distributable under this Section 7.1 shall be paid or commenced, as the case may be, on or as soon as practicable following the Valuation Date elected and must be made or commenced within the same taxable year of the elected Valuation Date or, if later and provided the Participant is not permitted, directly or indirectly, to designate the taxable year of payment, the 15th day of the third calendar month following the elected Valuation Date.

7.2.

Distribution Upon Retirement or Disability. Subject to Sections 7.7 and 7.8 and the provisions of this Section 7.2, if a Participant incurs a Separation from Service by reason of Retirement or incurs a Disability, distribution of the Participant’s Account (excluding any portion thereof then being paid in installments pursuant to Section 7.1) shall be made or commenced on the Valuation Date of the calendar month beginning next following the date such Participant incurs the Separation from Service or Disability or as soon thereafter as is practicable. Distribution under this Section 7.2 shall be made:

(a)	in a lump sum; or

(b)	in substantially equal annual, quarterly or monthly installments for a specified period up to but not exceeding 10 years,

as elected by the Participant on his or her Distribution Election(s). The amount of each installment payment to be made under any installment payment election shall be equal to the quotient obtained by dividing the balance in the portion of the Participant’s Account subject to the election as of the Valuation Date as of which the installment payment is to be made by the number of installment payments remaining to be made at the time of such calculation. A Distribution Election under this Section 7.2 may be changed to another time and/or form of payment if the following requirements are satisfied: (i) the new Distribution Election must be made at least 12 months in advance of the originally scheduled distribution or distribution commencement date and may not take effect for at least 12 months after the date the new Distribution Election is made; (ii) the new Distribution Election must require a revised distribution or distribution commencement date of at least five Plan Years from the date such payment would otherwise have been made or commenced; and (iii) the new Distribution Election shall not accelerate the schedule of any payment, except as permitted under the regulations under Code Section 409A. A Participant cannot alter or change his Distribution Election once he has begun to receive payments under this Section 7.2 of the Plan. If the Participant does not have in effect a valid Distribution Election with respect to all or any portion of his or her Account on file with the Administrator at the time of Retirement or Disability, the Participant’s Account or applicable portion thereof not covered by a valid Distribution Election shall be paid in a single sum under paragraph (a) above. Notwithstanding any provision in the Plan to the contrary, distributions made under this Section 7.2 must be made or commenced within 90 days following the Participant’s Separation from Service or Disability, as the case may be, and the Participant shall not have any right to designate the year of payment.

7.3.

Distribution On Other Termination of Service. Subject to Sections 7.7 and 7.8 and the provisions of this Section 7.3, if a Participant incurs a Separation from Service for any reason other than Retirement or death and the Participant has not incurred a Disability prior thereto, the Participant’s Account (excluding any portion thereof then being paid in installments under Section 7.1) shall be paid in a lump sum payment as of the Valuation Date of the calendar month beginning next following such Separation from Service or as soon thereafter as is practicable. Notwithstanding any provision in the Plan to the contrary, distributions made under this Section 7.3 must be made within 90 days following the Participant’s Separation from Service and the Participant shall not have any right to designate the year of payment.

7.4.

Unforeseeable Emergency. Prior to the distribution date otherwise scheduled under the Plan as of which payment is to be made or commenced, upon showing an unforeseeable emergency, a Participant may request that the Administrator accelerate payment of all or a portion of his or her Deferral Contribution Amounts, Supplemental Benefit Amounts, Prior Account Balance, and earnings thereon, in an amount not exceeding the amount necessary to meet the unforeseeable emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such unforeseeable emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). For purposes of the Plan, an unforeseeable emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant (as specified in Code Section 409A), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The determination of an unforeseeable emergency shall be made by the Administrator in its sole discretion, based on such information as the Administrator shall deem to be necessary and relevant and the requirements of Section 409A of the Code, and such decision shall be final and binding on all parties. If the Administrator authorizes a withdrawal due to an unforeseeable emergency pursuant to this Section 7.4, the Participant shall not be eligible to file a new Deferral Election until the Election Period established by the Administrator in accordance with Section 4.2(a) for the Plan Year commencing at least 12 months after such withdrawal, and the Participant’s Deferral Election(s) for the Plan Year in which the withdrawal is made shall be cancelled. Notwithstanding any provision in the Plan to the contrary, distributions made under this Section 7.4 must be made as of a Valuation Date within 90 days following the Administrator’s determination of an unforeseeable emergency and the Participant shall not have any right to designate the year of payment.

7.5.

Time and Form of Elections. Subject to the provisions of Section 4.2(d) and 5.4, all Distribution Elections under this Article VII shall be made at the time and in the form established by the Administrator and shall be subject to such other rules and limitations that the Administrator, in its sole discretion, may establish to the extent permissible under and consistent with Code Section 409A.

7.6.

Form of Payment and Withholding. All payments under the Plan shall be made in cash and are subject to the withholding of all applicable federal, state and local and foreign governmental taxes; provided, however, any payment under the Plan that is attributable to the portion of a Participant’s Account deemed invested in Company Common Stock shall be made in whole shares of Company Common Stock, with fractional shares paid in cash.

7.7.

Exception for Specified Employees. Notwithstanding any provision to the contrary in this Article VII of the Plan, if a Participant is a Specified Employee at the time when his or her Separation from Service occurs for any reason other than death, such Participant’s distribution or distribution commencement date in accordance with Section 7.2 or Section 7.3 on account of such Separation from Service shall be adjusted to instead occur on the date that is six (6) months following the relevant distribution or distribution commencement date.

7.8.

Timing of Payments. Notwithstanding any provision of the Plan to the contrary, until paid, any amount distributable from a Participant’s Account shall continue to be adjusted under Article VI to reflect investment returns of the investments in which the Account is deemed invested, and the amount distributable shall be valued as of the Valuation Date coincident with or next preceding the date payment is made. In addition, if calculation of the amount of a payment is not administratively practicable due to events beyond the control of the Participant or his or her Beneficiary, a payment will be treated as made on the specified date for purposes of Code Section 409A if the payment is made during the first calendar year in which the calculation of the amount of the payment is administratively practicable.

VIII    DEATH BENEFITS.

8.1.	Death Prior to Commencement of Benefits. If a Participant dies prior to commencement of payment of his or her Account under Section 7.2 or 7.3, the

Participant’s Beneficiary shall receive a survivor benefit in an amount equal to the Participant’s Account balance (including the amount of any unpaid installments that had commenced pursuant to Section 7.1) to be paid in a single lump sum as soon as practicable following the Participant’s death. Distributions made under this Section 8.1 must be made on a Valuation Date within 90 days following the Participant’s death, and the Beneficiary shall not have any right to designate the year of payment.

8.2.

Death After Commencement of Benefits. If a Participant incurs a Separation from Service or incurs a Disability prior to a Separation from Service, has commenced payments in installments, and dies prior to the time his or her Account balance has been fully distributed, the Participant’s Beneficiary shall receive the remaining portion of the Participant’s Account at the regularly-scheduled date of payment for any remaining installment payments of the Participant’s Account.

IX     ADMINISTRATION.

9.1.

Authority of Administrator. The Administrator shall have full power and authority to carry out the terms of the Plan, including, subject to the provisions of Section 1.4, the discretionary authority to construe and interpret the Plan, make factual findings, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder. The Administrator may establish such rules and regulations as it may consider necessary or desirable for the effective and efficient administration of the Plan. The Administrator’s interpretation, construction and administration of the Plan, including any adjustment of the amount or recipient of the payments to be made, shall be binding and conclusive on all persons for all purposes. Neither the Company, including its officers, members or directors, nor the Administrator or the Board or any member thereof, shall be liable to any person for any action taken or omitted in connection with the interpretation, construction and administration of the Plan.

9.2.

Participant’s Duty to Furnish Information. Each Participant shall furnish to the Administrator such information as it may from time to time request for the purpose of the proper administration of this Plan.

9.3.

Interested Member of Administrator. If a member of the Administrator is also a Participant in the Plan, he or she may not decide or determine any matter or question concerning his or her benefits unless such decision or determination could be made by him or her under the Plan if he or she were not a member of the Administrator.

9.4.

Indemnification. No person (including any present or former member of the Administrator, and any present or former officer or member of the Company or any Affiliate) shall be personally liable for any act done or omitted to be done in good faith in the administration of the Plan. Each present or former officer or member of the Company or any Affiliate to whom the Administrator has delegated any portion of its responsibilities under the Plan and each present or former member of the Administrator shall be indemnified and saved harmless by the Company (to the extent not indemnified or saved harmless under any liability insurance or other indemnification arrangement with respect to the Plan) from and against any an all claims of liability to which they are subjected by reason of any act done or omitted to be done in good faith in connection with the administration of the Plan, including all expenses reasonably incurred in their defense if the Company fails to provide such defense. No member of the Administrator shall be liable for any act or omission of any other member of the Administrator, nor for any act or omission upon his own part, excepting his own willful misconduct or gross neglect.

9.5.

Claims Procedure. If a Participant or Beneficiary (“Claimant”) is denied all or a portion of an expected benefit under this Plan for any reason, he or she (or his or her representative who is authorized in writing by the Claimant to act on his or her behalf) may file a claim with the Administrator or its delegate (“Claims Administrator”) in the form and manner prescribed by the Administrator. The Claims Administrator shall notify the Claimant of its decision within 90 days of receipt of the claim, unless the Claimant receives written or electronic notice from the Claims Administrator prior to the end of the 90-day period stating that special circumstances require an extension (of up to 90 additional days) of the time for decision. The extension notice shall indicate those special circumstances and the date by which the Claims Administrator expects to render its decision. The notice of the decision shall be in writing and sent by mail to Claimant’s last known address (or sent electronically).

(a)

If the claim is denied, a notice of a denial of the claim, shall contain the following information: (i) the specific reasons for the denial; (ii) reference to specific provisions of the Plan on which the denial is based; (iii) if applicable, a description of any additional information or material necessary to perfect the claim and an explanation of why such information or material is necessary; and (iv) an explanation of the claims review procedure including the time limits applicable to such procedures; and (v) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA following a final adverse benefit determination.

(b)

A Claimant (or his or her representative who is authorized in writing by the Claimant to act on his or her behalf) is entitled to request a review of any denial of his or her claim by the Board or its delegate (“Appeals Administrator”). The request for review must be submitted within 60 days of receipt of the denial and in the form and manner prescribed by the Appeals Administrator. The Claimant shall be entitled to submit comments, documents, records and other information orally and in writing. The Appeals Administrator’s review shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Claimant shall be provided, upon request and free of charge, reasonable access to, or copies of, all documents, records and other information relevant to

Claimant’s claim. The Appeals Administrator shall render a review decision within 60 days after receipt of a request for a review, provided that, in special circumstances the Appeals Administrator may extend the time for decision by not more than 60 days upon notice to the Claimant. The extension notice shall indicate those special circumstances and the date by which the Appeals Administrator expects to render its review decision. The Claimant shall receive written or electronic notice of the Appeals Administrator’s review decision.

(c)

If the claim is denied on review, the notice of the denial shall contain the following: (i) the specific reasons for the decision; (ii) reference to the specific provisions of the Plan on which the denial is based; (iii) a statement that the Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim; and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

9.6.

Special Procedure for Disability Claims. Notwithstanding Section 9.5, to the extent a claim for benefits due to a Disability requires the Claims Administrator or the Appeals Administrator, as applicable, to make a determination of Disability under the terms of the Plan, then any such claim submitted on or after April 2, 2018 (a “Disability Claim”) shall be subject to all of the rules described in Section 9.5, except as expressly modified by this Section 9.6.

(a)

An initial decision on a Disability Claim shall be made within 45 days of the Plan’s receipt of such claim, unless matters beyond the control of the Claims Administrator require additional time, in which case the Claims Administrator shall notify the Claimant before the end of the initial 45-day period of an extension of up to 30 days. If necessary due to matters beyond the control of the Claims Administrator, the Claims Administrator may notify the Claimant, prior to the end of the initial 30-day extension period, of a second extension of up to 30 days. If an extension is required due to the Claimant’s failure to supply the necessary information, then the notice of extension shall describe the additional information required and the Claimant shall have 45 days to provide such additional information. Moreover, the period for making the determination shall be tolled from the date the notification of extension was sent out until the Claimant responds to the request for additional information. No additional extensions may be made, except with the Claimant’s voluntary consent. The extension notice shall indicate the reason(s) requiring the extension of time and the date by which the Claims Administrator expects to render its decision.

(b)

The Claims Administrator shall provide notice of a denial of the Disability Claim, in a culturally and linguistically appropriate manner consistent with Department of Labor Regulation Section 2560.503-1(o). Such notice shall contain the information described in Section 9.5(a), subject to the following:

(i)

The denial notice shall include any internal rule, guideline, protocol, standard or other similar criterion relied upon in making the adverse determination or, alternatively, shall state that such criterion does not exist.

(ii)	The denial notice shall include a discussion of the Claims Administrator’s decision, including an explanation of the Claims Administrator’s basis for disagreeing with or not following:

(A)	The views presented by the Claimant to the Plan of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;

(B)

The views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant’s denial without regard to whether the advice was relied upon in making the benefit determination; and

(C)	A disability determination regarding the Claimant presented by the Claimant to the Plan made by the Social Security Administration.

(iii)

The denial notice also shall include a statement that the Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Disability Claim.

(iv)

If the denial was based on a medical necessity or experimental treatment or similar exclusion or limit, the denial notice also shall include either an explanation of the scientific or clinical judgement for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

(c)

Any Claimant whose Disability Claim is denied in whole or in part, may appeal the denial by submitting to the Appeals Administrator a request for a review of the denial within 180 days after receiving notice of the denial. Any individual appointed to review the claim shall consider the appeal de novo, without any deference to the initial benefit denial. The review shall not include any person who participated in the initial benefit denial or who is the subordinate of a person who participated in the initial benefit denial.

(d)

If the initial denial was based in whole or in part on a medical judgment, then the Appeals Administrator shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment, and who was neither consulted in connection with the initial benefit determination nor is the subordinate of any person who was consulted in connection with that determination.

(e)

A decision on review shall be made no later than 45 days after receipt of a timely request for review, unless special circumstances require an extension of time for processing. If an extension is required, the Claimant shall be notified before the end of the initial 45-day period. The extension notice shall indicate those special circumstances and the date by which the Appeals Administrator expects to render its decision. A decision shall be given as soon as possible, but not later than 90 days after receipt of the request for review. Notwithstanding the foregoing:

(i)

Before any denial on review may be issued, the Appeals Administrator shall provide the Claimant, free of charge, with any new or additional evidence considered, relied upon, or generated in connection with the Disability Claim; and

(ii)	Before any denial on review based on a new or additional rationale may be issued, the Appeals Administrator shall provide the Claimant, free of charge, with the additional rationale.

Any evidence or rationale required to be provided pursuant to subparagraphs (i) or (ii) of this paragraph (e), must be provided as soon as possible and sufficiently in advance of the date on which the denial notice is required to be provided under this Section 9.6(e) to give the Claimant a reasonable opportunity to respond prior to that date.

(f)

The Appeals Administrator shall provide a notice of a denial of the Disability Claim on review, in a culturally and linguistically appropriate manner consistent with Department of Labor Regulation Section 2560.503-1(o). Such notice shall contain the information described in Section 9.5(c), subject to the following:

(i)

Any denial notice on review shall include the specific internal rule, guideline, protocol, standard or other similar criterion relied upon in making the adverse determination or, alternatively, shall state that such criterion does not exist.

(ii)	Any denial notice on review also shall include a discussion, including an explanation of the Appeals Administrator’s basis for disagreeing with or not following:

(A)	The views presented by the Claimant to the Plan of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;

(B)

The views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant’s denial, without regard to whether the advice was relied upon in making the benefit determination; and

(C)	A disability determination regarding the Claimant presented by the Claimant to the Plan made by the Social Security Administration.

(iii)

The statement of the Claimant’s right to bring an action under Section 502(a) of ERISA described in Section 9.5(c)(iv) shall also describe any contractual limitations period that applies to the Claimant’s right to bring such an action, including the calendar date on which the contractual limitations period expires for the Disability Claim.

(iv)

If the denial on review was based on a medical necessity or experimental treatment or similar exclusion or limit, the denial notice also shall include either an explanation of the scientific or clinical judgement for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

(g)

The Appeals Administrator also shall identify any medical or vocational expert whose advice was obtained on behalf of the Appeals Administrator in connection with the denial, without regard to whether the advice was relied upon in making the benefit determination.

(h)

If the Plan fails to strictly adhere to all of the requirements of Section 9.5 or 9.6 with respect to any Disability Claim, the Claimant will be deemed to have exhausted the Plan’s claims and review procedure for purposes of Section 9.6(i). If the Claimant chooses to pursue remedies available under Section 502(a) of ERISA under such circumstances, the Disability Claim is deemed denied on review without the exercise of discretion by an appropriate fiduciary. Notwithstanding the foregoing, the Plan’s claims and review procedure will not be deemed exhausted based on de minimis violations that do not cause, and are not likely to cause, prejudice or harm to the Claimant, provided that the violations (i) were for good cause or due to matters beyond the Plan’s control, (ii) occurred in the context of an ongoing, good faith exchange of information between the Plan and the Claimant, and (iii) were not part of a pattern or practice of Plan violations. The Claimant may request a written explanation of such violations from the Plan, and within 10 days of the Claimant’s request, the Plan shall provide such explanation, including a specific description of the bases, if any, for asserting that the violations should not cause the Plan’s claims and review procedure to be deemed exhausted. If a court rejects the Claimant’s request for immediate review on the basis of exhaustion under this Section 9.6(h), the Disability Claim shall be considered as re-filed for review upon the Plan’s receipt of the court’s decision. Within a reasonable time after the receipt of the court’s decision, the Plan shall provide the Claimant with notice of the resubmission.

(i)	No action in law or equity may be brought with respect to any Disability Claim unless and until the applicable claims and review procedures under the Plan have been exhausted.

X     AMENDMENT AND TERMINATION.

The Board may amend or terminate the Plan at any time. Upon termination of the Plan, Participant Account balances shall remain in the Plan until the Participant becomes eligible for benefit payments as provided in Article VII or VIII, as applicable. Notwithstanding the foregoing, the Administrator, in its discretion, may elect to distribute Participants’ Account balances following termination of the Plan, in which case the entire vested Account balances of all Participants shall be distributed, notwithstanding any installment payment elections made by Participants, to the extent acceleration of the time and form of payment is permitted under Code Section 409A and the regulations and guidance issued thereunder.

XI     MISCELLANEOUS.

11.1.

No Implied Rights; Rights on Termination of Service. Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant, Beneficiary or any other person, individually or as a member of a group, any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Board or the Administrator in accordance with the terms and provisions of the Plan. Except as expressly provided in this Plan, neither the Company nor any of its Affiliates shall be required or be liable to make any payment under the Plan.

11.2.

No Right to Continued Service. Nothing herein shall constitute a contract of employment or of continuing service or in any manner obligate the Company or any Affiliate to continue the services of any Participant, or obligate any Participant to continue in the service of the Company or Affiliates, or as a limitation of the right of the Company or Affiliates to discharge any of their members, with or without cause.

11.3.	Nature of the Plan.

(a)

Unfunded Plan. Nothing herein contained shall require or be deemed to require the Company to segregate, earmark or otherwise set aside any funds or other assets to provide for any payments made hereunder. Benefits hereunder shall be paid from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Company and its Affiliates. The obligations of the Company hereunder shall be an unfunded and unsecured promise to pay money in the future. However, the Company may establish one or more trusts to assist in meeting its obligations under the Plan, the assets of which shall be subject to the claims of the Company’s general creditors. No current or former Participant, Beneficiary or other person, individually or as a member of a group, shall have any right, title or interest in any account, fund, grantor trust, or any asset that may be acquired by the Company in respect of its obligations under the Plan (other than as a general creditor of the Company with an unsecured claim against its general assets).

(b)

Exception for Change in Control. Notwithstanding the provisions of paragraph (a) of this Section 11.3, the Company shall create a rabbi trust to hold funds to be used in payment of the obligations of the Company under the Plan, which trust shall not be funded except as provided in the following sentence. In the event of a Change in Control (or prior thereto in the sole discretion of the Company), the Company shall fund such trust in an amount equal to not less than the total value of the Participants’ Accounts under the Plan as of the Valuation Date immediately preceding the Change in Control, provided that: (i) any funds contained therein shall remain subject to the claims of the Company’s general creditors; and (ii) such action will not result in the imposition of additional tax under Section 409A(b)(5) of the Code. In addition, upon a Change in Control, the trust by its terms shall become irrevocable.

11.4.

Nontransferability. Prior to payment thereof, no benefit under the Plan shall be assignable or subject to any manner of alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind, except pursuant to a domestic relations order awarding benefits to an “alternate payee” (within the meaning of Code Section 414(p)(8)) that the Administrator determines satisfies the criteria set forth in paragraphs (1), (2) and (3) of Code Section 414(p) (a “DRO”). Notwithstanding any provision of the Plan to the contrary, to the extent required by the DRO the Plan benefits awarded to an alternate payee under a DRO may be paid in a single lump sum to the alternate payee on the Valuation Date as soon as administratively practicable following the date the Administrator determines the order is a DRO, and such amounts, as adjusted for earnings, gains and losses, will be deducted from the Participant’s Account as of such Valuation Date.

11.5.

Successors and Assigns. The rights, privileges, benefits and obligations under the Plan are intended to be, and shall be treated as legal obligations of and binding upon the Company, its successors and assigns, including successors by merger, consolidation, reorganization or otherwise.

11.6.

Payment with Respect to Incapacitated Persons. Any amounts payable hereunder to any person who is a minor or under a legal disability, as determined under applicable state law, or who is unable to manage properly his or her financial affairs may be paid (a) to the legal representative of such person, (b) to anyone acting as the person’s agent under a durable power of attorney, (c) to an adult relative or friend of the person or (d) to anyone with whom the person is residing. Any payment of a benefit made in accordance with the provisions of this section shall be a complete discharge of any liability for the making of such payment under the Plan. The Administrator’s reliance on the written power of attorney or other instrument of agency governing a relationship between the person entitled to benefit the person to whom the Administrator directs payment of the benefit shall be fully protected at least to the same extent as though the Administrator had dealt directly with the person entitled to the benefit as a fully competent person. In the absence of actual knowledge to the contrary, the Administrator may assume that the instrument of agency was validly executed, that the person was competent at the time of execution and that at the time of reliance, the agency had not been terminated or amended.

11.7.

Arbitration. Any controversy or claim arising out of or relating to this Plan (other than a Disability Claim), or breach hereof, shall be settled by arbitration in the City of Chicago in accordance with the laws of the State of Illinois with an arbitrator appointed by the Company; provided, however, that with respect to any claim subject to Section 9.5, the individual must have exhausted the claims and review procedure set forth in such Section 9.5 before submitting the claim to arbitration under this Section 11.7. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of an arbitrator. The arbitrator’s determination shall be final and binding upon all parties and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

11.8.

Gender and Number. Except when otherwise indicated by the context, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular, and the singular shall include the plural.

11.9.

Headings. The headings of the various Articles and Sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a Section shall refer to a Section of the Plan unless specified otherwise.

11.10.

Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but it any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and the Plan shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Company under the Plan.

11.11.

Effect on Other Employee Benefit Plans. Any benefit paid or payable under this Plan shall not be included in a Participant’s compensation for purposes of computing benefits under any employee benefit plan maintained or contributed by the Company or any Affiliate except as may otherwise be required under the specific terms of such employee benefit plan.

11.12.

Non-U.S. Participants. With respect to any Participant who resides outside the United States and provides services to any Affiliate, and notwithstanding anything herein to the contrary, the Administrator may, in its sole discretion, amend the terms of the Plan in order to conform such terms with the requirements of local law or to meet the objectives of the Plan, and may, where appropriate, establish one or more sub-plans to reflect such amended provisions.

11.13.	Applicable Law. This Plan is established under and will be construed according to the laws of the State of Illinois, to the extent not preempted by the laws of the United States.

*            *             *

IN WITNESS WHEREOF, the undersigned has caused this Plan to be executed this ______ day of _________________, 2018.

WOODWARD, INC.

By: